FOR IMMEDIATE RELEASE
April 26, 2010	For More Information Contact: Steven M. Zagar Chief Financial Officer First Financial Service Corporation (270) 765-2131

First Financial Service Corporation
Announces Quarterly Results

Elizabethtown, Kentucky, April 26, 2010 – First Financial Service Corporation (the Company, NASDAQ: FFKY) today announced flat diluted net income per common share of $0.10 for the quarter ended March 31, 2010 and 2009.

“Our associates and management continue to work tirelessly through this challenging recessionary environment” stated Chief Executive Officer B. Keith Johnson.  “I am very impressed with the efforts of our associates during these times with their focus and commitment to serving our customers.  This commitment allowed us to cultivate additional relationships across all of our markets generating a $42 million, or 4% increase in total deposits for the quarter, continuing the momentum from 2009 of a $274 million, or 33% increase in total deposits – one of the strongest years for deposit growth in our history.  Highlighting the growth for the quarter was a 19% growth in deposits in our Louisville footprint and a 6% growth in our Southern Indiana footprint.  Checking deposits grew $9 million, or 5% during the quarter following an 8% growth in checking deposits for 2009.

The strength of our core franchise will contribute to our ability to profitably navigate through this recession, which has been challenging for many of our land development and commercial real estate customers leading to deterioration in our overall credit quality.  While our credit quality metrics will continue to be under pressure, the pace of deterioration has slowed and some of our metrics have stabilized over the past several quarters.  Classified loans as a percent of total loans was 6.77% at March 31, 2010 compared to 6.73% at December 31, 2009, and 6.63% for March 31, 2009.  This is a positive sign.  Non-performing loans as a percent of total loans was 3.43% at March 31, 2010, an improvement from 3.82% at December 31, 2009, but elevated from 2.30% for March 31, 2009.  Our annualized net charge offs as a percent of total loans were 0.27% as of March 31, 2010, an improvement from 0.54% for the year ended December 31, 2009, and an increase from 0.23% for the quarter ended March 31, 2009.  We continued our efforts to ensure the adequacy of the allowance for the quarter by increasing the allowance for loan loss to 1.95% of total loans at March 31, 2010, from 1.78% at December 31, 2009 and 1.60% at March 31, 2009.  The increase in reserves boosts our coverage ratio of allowance for loan loss as a percent of total loans which stood at 57% at March 31, 2010 compared to 47% at December 31, 2009.  We are aggressively working with our borrowers and look forward to sharing prosperous times with them again as our nation returns to more stable economic conditions.”

Balance sheet changes during the first quarter of 2010 include an increase in total assets of $43.3 million to $1.25 billion.  This increase was due to an increase of cash and cash equivalents of $40.7 million and an increase of investment securities of $32.9 million since December 31, 2009.  These increases were partially off-set by a decline in gross loans of $28.5 million.  This shift in the balance sheet reflects a conscious effort by management to add on-balance sheet liquidity to protect the Bank against any adverse changes to its current wholesale funding position.

Commercial loans were $681.3 million at March 31, 2010, a decrease of $24.0 million, or 3.4%, from December 31, 2008.  The decline in the Company’s commercial loan portfolio is a result of pay-offs on several large commercial relationships.  Although there remains a high demand for loans from quality borrowers, management has elected to shift its focus to preserve capital as the nation continues to pull out of this recession.

Total deposits were $1.09 billion at March 31, 2010, an increase of $42.4 million from December 31, 2009.    The increase was the result of a deposit promotion held in February.  Competition for deposits remains very competitive in all of the markets we serve.  Competition for deposits combined with continued repricing of variable rate loans could add to additional margin compression over the next several quarters.

The percentage of non-performing loans to total loans decreased to 3.43% at March 31, 2010 compared to 3.82% at December 31, 2009.  The decrease was primarily attributed to a reduction in restructured loans and well as a few non-accrual loans being transferred to other real estate owned in the first quarter of 2010 compared to the most recent quarter ended December 31, 2009.  Annualized net charge-offs as a percentage of average total loans marginally increased to 0.27% for the quarter ended March 31, 2010, compared to 0.23% for the quarter ended March 31, 2009.

Average earning assets increased by $193.9 million as of March 31, 2010, compared to March 31, 2009.  Despite the large increase in earning assets, the Company’s net interest margin realized a sharp decline of 61 basis points.  Net interest margin decreased to 3.12% for the quarter ended March 31, 2010, compared to 3.73% for the same period in 2009.  The decline is mostly attributed to the Bank’s increased liquidity efforts by placing assets into lowering yielding investments other than loans.  The current Federal Funds rate remains in a range of 0.00% to 0.25%.  Correspondingly, variable rate loans that are tied to the federal prime rate have been repriced downward in relation to the prime rate.  However, interest rates paid on customer deposits have not adjusted downward proportionately with the declining interest yields on loans and investments.  Fifty-nine percent of deposits are time deposits that reprice over a longer period of time.  The increase in the volume of earning assets and the change to the mix of earning assets had basically no impact on net interest income, which only increased $12,000 for the three months ended March 31, 2010, compared to the respective period ended March 31, 2009.

Provision for loan loss expense was lower by $293,000 at $1.8 million for the three months ended March 31, 2010, compared to the same period ended March 31, 2009.  During the first quarter of 2010, the Company continued its efforts to ensure the adequacy of the allowance by adding specific reserves to several large commercial real estate relationships based on updated appraisals received by the Bank.  The provision was lower for the current period compared to the same period a year ago due to the $28.5 million decline in total loans for the first three months of the year from December 31, 2009, which lowered the overall level of general reserves.  As economic conditions continue to impact our loan portfolio, management’s emphasis will be to proactively review credit quality and the adequacy of the allowance for loan losses.  As a result of this provisioning, allowance for loan losses as a percent of total loans increased to 1.95% from 1.78% at December 31, 2009 and 1.60% at March 31, 2009.

Non-interest income increased $135,000 for the three months ended March 31, 2010, compared to the three months ended March 31, 2009.  Customer service fees on deposit accounts increased $48,000 for the first quarter 2010 compared to the same quarter in 2009.  Gain on sale of mortgage loans increased $122,000 due to continued refinancing activity, while brokerage commissions were flat, for the current quarter compared to the same quarter in the prior year.  The increase in non-interest income for the quarter was also reflective of a $26,000 loss on the sale of other real estate owned, a $23,000 loss on the sale of an equity investment security and an increase of $17,000 of other-than-temporary credit losses on trust preferred security investments.  Additionally, other non-interest income increased $14,000 for the first quarter compared to same quarter in 2009.

Non-interest expense increased $491,000 to $8.3 million for the three months ended March 31, 2010, compared to the same periods ended March 31, 2009.  Employee compensation and benefits expense increased $88,000 due to normal cost of living increases over the prior year.  FDIC insurance premiums also increased for the quarter by $481,000 due to increased deposit levels combined with higher assessment rates.  The increases in non-interest expenses were off-set by decreases in outside services and data processing of $63,000, marketing and advertising of $40,000, office occupancy expense and equipment of $44,000 and amortization of core deposit intangible of $43,000.  Other non-interest expense was also slightly higher in the first quarter of 2010 by $26,000 compared to the first quarter of 2009.

First Financial Service Corporation is the parent bank holding company of First Federal Savings Bank of Elizabethtown, which was chartered in 1923.  The Bank serves the needs and caters to the economic strengths of the local communities in which it operates and strives to provide a high level of personal and professional customer service.  The Bank offers a variety of financial services to its retail and commercial banking customers.  These services include personal and corporate banking services, and personal investment financial counseling services.  Today, the Bank serves eight contiguous counties encompassing Central Kentucky and the Louisville Metropolitan area, including Southern Indiana, through its 22 full-service banking centers and a commercial private banking center.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause actual results to differ materially from historical income and those presently anticipated or projected.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date of this release.  Such risks and uncertainties include those detailed in the Company’s filings with the Securities and Exchange Commission, risks of adversely changing results of operations, risks related to the Company’s acquisition strategy, risk of loans and investments, including the effect of the change of the local economic conditions, risks associated with the adverse effects of the changes in interest rates, and competition for the Company’s customers by other providers of financial services, all of which are difficult to predict and many of which are beyond the control of the Company.

First Financial Service Corporation’s stock is traded on the Nasdaq Global Market under the symbol “FFKY.”  Market makers for the stock are:

Keefe, Bruyette & Woods, Inc.	FTN Midwest Securities

J.J.B. Hilliard, W.L. Lyons Company, Inc.	Howe Barnes Investments, Inc.

Stifel Nicolaus & Company	Knight Securities, LP

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FIRST FINANCIAL SERVICE CORPORATION
Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
(Dollars in thousands, except share data)	2010	2009

ASSETS:
Cash and due from banks	$19,811	$21,253
Interest bearing deposits	119,377	77,280
Total cash and cash equivalents	139,188	98,533

Securities available-for-sale	79,512	45,764
Securities held-to-maturity, fair value of $367 Mar (2010)
and $1,176 Dec (2009)	362	1,167
Total securities	79,874	46,931

Loans held for sale	5,227	8,183
Loans, net of unearned fees	966,392	994,926
Allowance for loan losses	(18,810)	(17,719)
Net loans	952,809	985,390

Federal Home Loan Bank stock	8,515	8,515
Cash surrender value of life insurance	9,096	9,008
Premises and equipment, net	32,312	31,965
Real estate owned:
Acquired through foreclosure	10,169	8,428
Held for development	45	45
Other repossessed assets	62	103
Core deposit intangible	1,236	1,300
Accrued interest receivable	5,862	5,658
Deferred income taxes	4,442	4,515
Prepaid FDIC premium	6,408	7,022
Other assets	2,807	2,091

TOTAL ASSETS	$1,252,825	$1,209,504

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Deposits:
Non-interest bearing	$69,098	$63,950
Interest bearing	1,023,116	985,865
Total deposits	1,092,214	1,049,815

Short-term borrowings	842	1,500
Advances from Federal Home Loan Bank	52,627	52,745
Subordinated debentures	18,000	18,000
Accrued interest payable	314	360
Accounts payable and other liabilities	2,955	1,952

TOTAL LIABILITIES	1,166,952	1,124,372
Commitments and contingent liabilities	-	-

STOCKHOLDERS' EQUITY:
Serial preferred stock, $1 par value per share;
authorized 5,000,000 shares; issued and
outstanding, 20,000 shares with a liquidation
preference of $1,000/share Mar (2010)	19,795	19,781
Common stock, $1 par value per share;
authorized 10,000,000 shares; issued and
outstanding, 4,717,682 shares Mar (2010), and 4,709,839
shares Dec (2009)	4,718	4,710
Additional paid-in capital	35,071	34,984
Retained earnings	27,211	26,720
Accumulated other comprehensive loss	(922)	(1,063)

TOTAL STOCKHOLDERS' EQUITY	85,873	85,132
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,252,825	$1,209,504

FIRST FINANCIAL SERVICE CORPORATION
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended
(Dollars in thousands, except per share data)	March 31,
	2010	2009
Interest and Dividend Income:
Loans, including fees	$14,047	$13,944
Taxable securities	493	308
Tax exempt securities	171	106
Total interest income	14,711	14,358

Interest Expense:
Deposits	4,869	4,500
Short-term borrowings	21	43
Federal Home Loan Bank advances	593	597
Subordinated debentures	327	329
Total interest expense	5,810	5,469

Net interest income	8,901	8,889
Provision for loan losses	1,752	2,045
Net interest income after provision for loan losses	7,149	6,844

Non-interest Income:
Customer service fees on deposit accounts	1,525	1,477
Gain on sale of mortgage loans	299	177
Loss on sale of investments	(23)	-
Net impairment losses recognized in earnings	(172)	(155)
Loss on sale and write downs of real estate acquired
through foreclosure	(26)	(17)
Brokerage commissions	93	93
Other income	442	428
Total non-interest income	2,138	2,020

Non-interest Expense:
Employee compensation and benefits	4,090	4,002
Office occupancy expense and equipment	804	848
Marketing and advertising	225	265
Outside services and data processing	730	793
Bank franchise tax	350	264
FDIC insurance premiums	660	179
Amortization of intangible assets	87	130
Other expense	1,328	1,302
Total non-interest expense	8,274	7,783

Income before income taxes	1,013	1,081
Income taxes	258	303
Net Income	755	778
Less:
Dividends on preferred stock	(250)	(267)
Accretion on preferred stock	(14)	(11)
Net income available to common shareholders	$491	$500

Shares applicable to basic income per common share	4,715,721	4,676,587
Basic income per common share	$0.10	$0.10

Shares applicable to diluted income per common share	4,715,721	4,676,690
Diluted income per common share	$0.10	$0.10

Cash dividends declared per common share	$-	$0.19

FIRST FINANCIAL SERVICE CORPORATION
Unaudited Selected Ratios and Other Data

	As of and For the
	Three Months Ended
	March 31,
Selected Data	2010	2009

Performance Ratios

Return on average assets	0.16%	0.30%

Return on average equity	2.31%	3.37%

Average equity to average assets	6.98%	8.82%

Net interest margin	3.12%	3.73%

Efficiency ratio from continuing operations	74.95%	71.46%

Book value per common share	$14.01	$15.62

Average Balance Sheet Data

Average total assets	$1,233,356	$1,039,731

Average interest earning assets	1,167,210	973,336

Average loans	988,646	939,647

Average interest-bearing deposits	1,005,553	760,753

Average total deposits	1,071,631	814,870

Average total stockholders' equity	86,139	91,711

Asset Quality Ratios

Non-performing loans as a percent of total loans (1)	3.43%	2.30%

Non-performing assets as a percent of total loans (1)	4.49%	2.87%

Allowance for loan losses as a percent of total loans (1)	1.95%	1.60%

Allowance for loan losses as a percent of
non-performing loans	57%	70%

Annualized net charge-offs to total loans (1)	0.27%	0.23%
__________________________________
(1) Excludes loans held for sale.